Exhibit 10.1
March 27, 2023
Dear Anne Marie,
We are pleased to extend to you an offer for a new position with Health Catalyst. This offer is subject to the terms and conditions set forth in this offer. This letter does not represent a contract or agreement for employment; and employment with Health Catalyst (“HC”) is at will.

Position: Chief Operating Officer and Chief Product Officer
Division/Department: General and Administrative/Legal
Annual Salary: $315,000 (effective July 1, 2023)
FLSA status: Exempt
Start date: April 3, 2023
Location: US Remote
Reports To: Chief Executive Officer

In addition to the base salary, this employment offer includes the following:

Bonus
You will be eligible to receive a bonus equal to 60% of your annual base salary subject to company performance initiatives. This bonus will be prorated based upon the number of days you are employed during the fiscal year. The bonus for any fiscal year will be paid every 12 months, after approval from the Board of Directors and HC’s books for that period have been closed. The bonus will only be paid if you are employed by HC on the last day of the measure period.

Restricted Stock Unit and Performance Restricted Stock Unit Grants
You will also receive a 35,000 Restricted Stock Unit (RSU) grant of the Company’s RSUs. In addition to your RSU grant, you will receive a Performance Restricted Stock Unit (PRSU) grant of 6,000 shares. Restricted Stock Unit grants and PRSU grants are subject to approval by the Board of Directors at the next Board meeting because this role includes appointment as HC’s Chief Operating Officer and Chief Product Officer, and designation as a Section 16 executive officer. This grant is subject to the terms and conditions applicable to RSUs and PRSUs granted under the HC’s 2019 Stock Incentive Plan as described in the Plan and the applicable RSU award agreement. You will be vested in 25% of the RSUs after 12 months service following the issuance date, and the balance will vest in 12 equal quarterly installments over the next 36 months of service, as described in the applicable RSU award agreement. Performance Restricted Stock Unit vesting occurs over three years based on achievement against Total Shareholder Return, Revenue growth, and EBITDA margin targets.

Employee Invention and Confidentiality Agreement (EICA)
Your original Employee Invention and Confidentiality Agreement (EICA) is still in effect, and you agree to the on-going compliance with such agreements as a condition of employment. These agreements contain “employment at will”, “non-solicitation” and “non-disclosure” provisions. A copy of the EICA is included as an attachment with this offer letter.

At Will Employment
As a reminder, employment with HC is “at-will.” This means that it is not for any specified period of time and can be terminated by you or by HC at any time, with or without advance notice or additional payment, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as HC’s personnel policies and procedures, may be changed at any time, with or without notice, in the sole and absolute discretion of HC.

The “at-will” nature of your employment shall remain unchanged during your tenure as a team member and may not be changed, except in an express writing signed by you and by a duly authorized officer of HC.

If you accept this offer, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and HC with respect to the initial terms and conditions of your employment. Any representations not contained in this letter, or contrary to those contained in this letter (whether written or oral), that may have been made to you are expressly canceled and superseded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing signed by a duly authorized officer of HC.

Health Catalyst reserves the right to provide you with additional policies in addition to any existing written policies that would apply to the terms of your employment. Should your position, compensation, or benefits change over time the remaining sections of this agreement will still be valid. If any provision in this offer or compliance by you or HC with any provision of this offer constitutes a violation of any law, or is or becomes unenforceable or void, it will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this offer, which provisions and terms will remain in effect.

This offer is valid until end of business March 27th, 2023 and requires a response on this date. You should keep a copy of this letter for your own records. If you have any questions regarding this offer, please contact me at your earliest convenience.

We look forward to your continued contributions to Health Catalyst!

Sincerely,

Dan Burton
Chief Executive Officer

Agreed and Accepted:

By: /s/ Anne Marie Bickmore

Date: March 27, 2023
2